EXHIBIT 10.27

Approval Letter

VIA E-MAIL

June 8, 2010

Hudson Capital, LLC.

11601 Wilshire Blvd., Suite 1600

Los Angeles, CA 90025

Attn: Alex Vouvalides

Office: 310.445.5706

Cell: 917.609.2808

alex@hudsonllc.com

Re:	Loan Name:	Glenborough Tierrasanta, LLC
	Loan No.:	16-8000081
	Investor:	168
	Property:	Glenborough Tierrasanta
9765-9775 Clairemont Mesa Blvd.
San Diego, CA 92124
	Lender:	CD 2007-CD4

Dear Mr. Vouvalides:

Wells Fargo Bank, N.A. (“WFB” or “Lender”) as Master Servicer, and CWCapital Asset Management, LLC (“CWCAM”) as Special Servicer, has approved Glenborough Tierrasanta, LLC’s request for consent to the proposed transfer of ownership in Borrower to Hudson Pacific Properties, L.P. (“Hudson”), and the replacement of the guarantor/indemnitor for the non-recourse carve-outs and environmental indemnity by Hudson (collectively, the “Transfer”), subject to the satisfaction of the following conditions:

1.	Glenborough Tierrasanta, LLC (“Borrower”), the current member of Borrower, and the proposed new member of Borrower shall execute a consent agreement and any other documentation required by Lender, in form and content acceptable to Lender evidencing the proposed Transfer, including representations from both current and proposed new members of Borrower that the loan is not in default.

2.	Hudson shall execute such documents as Lender may require evidencing the proposed Transfer.

3.	Hudson shall execute documents as indemnitor and guarantor. Borrower shall reaffirm its obligations as a guarantor.

4.	Borrower shall deliver to Lender a “no adverse change” certification which states that its the current financial position has not significantly deteriorated from that reflected in the most recently provided financial statements.

5.	Borrower shall deliver to Lender a property management contract acceptable to Lender. Such agreement or a subordination agreement of such agreement shall include a 30-day cancellation provision and shall stipulate that no change in management shall take place without Lender’s consent. Any management fee included shall not exceed 5% and the management agreement must be subordinate to the subject loan.

6.	Borrower and its key principals/limited guarantors shall certify to Lender that the closing funds are being contributed as a capital contribution and are not secured, directly or indirectly, by an interest in proposed borrower or any collateral assigned to lender under the loan documents.

7.	WFB and Lender shall receive a legal opinion, in form and content and issued by tax counsel satisfactory to WFB’s tax counsel, that the Transfer will not result in a significant modification of the loan within the meaning of the applicable Treasury regulations or otherwise result in any adverse tax consequences to the lender under the applicable REMIC statutes and regulations.

8.	CWCAM shall review and approve the proposed Standard Lease Form.

9.	Any and all of Borrower’s proposed loan modifications shall be subject to the review and approval of Lender’s outside counsel.

10.	Any loan modifications related to transfers of direct or indirect interests in Borrower shall conform to Exhibit A attached hereto.

11.	After giving effect to the Transfer, Borrower’s insurance policy (and insurance carriers) shall continue to comply with any applicable requirements in the loan documents, as may be amended, subject to Lender’s approval.

12.	The initial public offering (“IPO”) for Hudson Pacific Properties, Inc. (“HPP”), the general partner of Hudson, which is anticipated to occur on or about June 22, 2010 or as soon thereafter as practicable, shall be successful.

13.	Borrower shall complete those deferred maintenance items identified on that certain site inspection report from September 2009 in a manner satisfactory to Lender.

14.

Upon successful completion of its IPO, HPP, Hudson and its subsidiaries (collectively, the “REIT”) shall collectively maintain (i) a Tangible Net Worth (as defined below) in excess of $232,500,000, and (ii) Liquid Assets (as defined below) having a market value in excess of $19,500,000. As used herein, “Tangible Net Worth” means, as of a given date, the REIT’s equity calculated by subtracting total liabilities of the REIT from total assets of the REIT, with evidence of valuation satisfactory to Lender. As used herein, “Liquid Assets” means assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities used and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, or liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market.

15.	At the closing of the proposed Transfer, Borrower shall deposit with Lender, as additional security for the payment and performance by Borrower of its obligations under the loan documents, an amount equal to $700,000 in the form of cash or a letter of credit from a financial institution and in a form acceptable to Lender. The cash or the letter of credit shall be held by Lender throughout the term of the loan and may be applied to the outstanding principal balance of the loan at payoff and maturity of the loan.

16.	At the closing of the proposed Transfer, Hudson shall provide a limited payment guaranty in an amount of $700,000.

17.	Borrower shall pay for all costs and expenses related to the Transfer, including but not limited to legal fees, rating agency review fees, closing and title fees and WFB’s loan administration fees. Borrower shall reimburse Lender for all costs and expenses it incurs as a result of the Transfer, even in the event the Transfer fails to close for any reason whatsoever.

18.	Lender shall receive at closing a loan transfer and modification fee in an amount equal to $71,500, which such amount is equal to 0.50% of the outstanding balance of the loan.

This letter shall be valid for a period of thirty (30) days from the date hereof.

Sincerely,

Wells Fargo Bank, N.A.,

/s/ Nicholas Errico
Nicholas Errico
Wells Fargo Commercial Mortgage nicholas.errico@wellsfargo.com (415) 947-4696

Your Contact for the Closing Process:

Asset Administrator:	Wayne Ventus
E-mail:	wayne.ventus@wellsfargo.com
Phone Number:	510-446-3204
Fax Number:	510-446-3652
Address:	Wells Fargo Commercial Mortgage
Asset Administration
1901 Harrison Street, 2nd Floor
Oakland, CA 94612

EXHIBIT A

(a) Section 8.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Section 8.1 Restrictions on Transfers. Unless such action is permitted by the provisions of this Article VIII, Borrower shall not, and shall not permit any other Person holding any direct or indirect ownership interest in Borrower or the Property to, except with the prior written consent of Lender, (i) Transfer all or any part of the Property, or (ii) permit any Transfer (directly or indirectly) of any interest in Borrower, Borrower Parent, any SPE Entity, or the Property (other than pursuant to Leases of a space to tenants in accordance with this Agreement).”

(b) Subsections (vi) – (viii) of Section 8.5(b) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“(vi) Borrower Parents shall at all times maintain at least a 30% direct or indirect, equity interest in Borrower, (vii) Borrower Parents shall maintain management and control of Borrower and the Property, and (viii) Operating Partnership shall deliver to lender written affirmation of its obligations under the Recourse Guaranty and the Environmental Indemnity.”

(c) Section 8.5(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Notwithstanding the foregoing provisions of this Article VIII, no Lender approval, Rating Agency Confirmation or delivery of a Non-Consolidation Opinion shall be necessary or requested to effect or consummate any Transfers of interests in or of Borrower to any Affiliate of any Borrower Parent provided that (i) Borrower shall provide Lender with at least thirty (30) days prior written notice thereof, (ii) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (iii) there is no Change of Control and the persons responsible for the day to day management of the property remains unchanged, and (iv) Borrower shall pay (y) to Lender a transfer fee equal to [            ] of the outstanding Principal Amount of the Loan and (z) all of Lender’s fees, costs and expenses, including, without limitation, reasonable attorney’s fees and costs, actually incurred by Lender in contraction with such Transfer. For purposes of this Section 8.5(c), a “Change of Control” shall mean a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Controlled entity, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise.”

(d) The following is added as Section 8.5(d) of the Loan Agreement:

“(d) Notwithstanding the foregoing provisions of this Article VIII, for so long as REIT and the Operating Partnership are Borrower Parents, the issuance, sale, conveyance, transfer, disposition, alienation, hypothecation, pledge or encumbrance (whether voluntary or involuntary or directly or indirectly) of (i) any securities, options, warrants or other interests in the REIT (a “REIT Transfer”) or (ii) partnership interests and other interests in the Operating Partnership

(an “OP Transfer”) shall be permitted without Lender’s prior written consent, provided that any such REIT Transfer and/or OP Transfer, as the case may be, does not (i) result in a Change in Control (hereinafter defined) of the REIT and/or the Operating Partnership or (ii) result in a change in control of the Property; provided, however, that (A) at all times the public issuance and/or trading of stock of the REIT shall at all times be permitted and (B) any REIT Transfer and/or OP Transfer, as the case may be, that would result from a merger and/or acquisition and/or consolidation of the REIT or the Operating Partnership, as the case may be, by or into any other Person shall not be permitted without Lender’s prior written consent. Notwithstanding the foregoing:

(1) So long as a Change in Control does not occur, no consent of the Lender shall be required in connection with a merger of the REIT into or an acquisition of the REIT by a Qualified Transferee (hereinafter defined), so long as the following conditions are met:

(A) The REIT or the surviving entity if such entity is not the REIT (the “REIT Successor”), shall continue to own 100% of the direct and indirect general partnership interests in the Operating Partnership, and the Operating Partnership shall continue to own 100% of the direct and indirect membership interests in Borrower.

(B) Lender must be given at least thirty (30) days prior written notice of the REIT Transfer, giving sufficient default of the proposed transaction. This shall include, but not be limited to, a pro-forma balance sheet as of the expected date of the REIT Transfer.

(C) Borrower and Operating Partnership, in its capacity as an indemnitor/guarantor of the Loan, shall execute and deliver to Lender in its reasonable discretion, ratifying their existing obligations under the Loan Documents and confirming that there has been no change in Borrower’s organizational documents or Operating Partnership’s organizational documents.

(D) Borrower shall reimburse Lender for all of Lender’s reasonable out of pocket costs and expenses related to the REIT Transfer, without limitation, Lender’s reasonable attorney’s fees and costs and the costs of Rating Agency review, if applicable, and shall pay to Lender a transfer fee equal to one percent (1%) of the outstanding Principal Amount of the Loan.

(2) If a Change in Control does occur in connection with a REIT Transfer and/or an OP Transfer, consent of the Lender shall be required in accordance with Article 8 of this Loan Agreement, and provided that such REIT Transfer is to a Qualified Transferee, such consent shall not be unreasonably withheld so long as all conditions set forth in Section 8.5(d)(1) hereinabove are satisfied and the provisions of Article 8 are satisfied.

(3) No REIT Transfer or OP Transfer shall relieve Borrower, Operating Partnership, as indemnitor/guarantor of the Loan, or the REIT (except where the REIT is not the surviving entity, and in such event the REIT Successor shall have assumed the REIT’s obligations under the Loan Documents) of any of their respective obligations and liabilities under the Note or any of the other Loan Documents.

For purposes of this Section 8.5(d), the term “Change in Control” shall mean (i) a change in the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise, or (ii) any transfer of interests or series of transfers of interests in the REIT which results in more than 49% of the ownership interests of the REIT or the surviving entity, as applicable, being held by any single person or entity or related group of people or entities which does not currently own more than 49% of the interests in the REIT.

For purposes of this Section 8.5(d), the term “Qualified Transferee” is defined as follows: Only one of the following:

(A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any of the foregoing entities referred to in this clause (A) satisfies the Eligibility Requirements;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any of the foregoing entities referred to in this clause (B) satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the foregoing entities described in clauses (A) or (B) that satisfies the Eligibility Requirements;

(D) any entity Controlled by any of the entities described in clauses (A) or (B) above;

(E) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (A), (B), (C) or (D) of this definition; and

(F) is not a Prohibited Person.

For purposes of this Section 8.5(d), the term “Eligibility Requirements” means, with respect to any entity, that such entity (i) has capital/statutory surplus or shareholder’s equity in excess of $600,000,000, and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties and has not less than seven (7) years of experience with the management of commercial real estate comparable to the Property and has a reputation in the industry reasonably equivalent to, or better than that of, the REIT, or is otherwise satisfactory to Lender in its reasonable discretion. For purposes of this Section, the term “Permitted Fund Manager” means, with respect to any entity, that such entity (i) is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, or (ii) is a commercial real estate manager that controls or manages at least $500,000,000 in real estate equity assets.

Other than as specifically provided above, the terms and provisions of Article 8 of the Loan Agreement shall remain in full force and effect.